Filed Pursuant To Rule 424(b)(3)

Registration No. 333 - 122431

Prospectus Supplement

(To Prospectus dated May 16, 2005)

MEDIVATION, INC.

(FORMERLY ORION ACQUISITION CORP. II)

Common Stock

(par value $0.01 per share)

This prospectus supplement, together with our prospectus dated May 16, 2005 and our prospectus supplements dated May 17, 2005, August 15, 2005, October 6, 2005 and November 22, 2005, relates to the resale by selling stockholders named in our prospectus dated May 16, 2005, of up to 3,701,319 shares of our common stock, and the issuance and sale by us of up to 225,500 shares of our common stock issuable upon exercise of our outstanding Class B Warrants. This prospectus supplement should only be read and delivered together with our prospectus dated May 16, 2005.

The date of this prospectus supplement is March 7, 2006

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend that these forward-looking statements be subject to the safe harbors created by those provisions. Forward-looking statements are generally written in the future tense or are preceded by words such as “may,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “anticipate,” “intend,” “plan” or other similar words. The forward-looking statements contained in this prospectus supplement involve a number of risks and uncertainties, many of which are outside of our control. Factors that could cause actual results to differ materially from projected results include, but are not limited to, the Risk Factors included in our prospectus dated May 16, 2005, as supplemental from time to time. Readers are expressly advised to review and consider those Risk Factors, which include risks associated with (1) our ability to successfully conduct clinical and preclinical trials for our product candidates, (2) our ability to raise additional capital on favorable terms, (3) our ability to identify and obtain additional product candidates and (4) our ability to execute our business plan on time and on budget. Although we believe that the assumptions underlying the forward-looking statements contained in this prospectus supplement are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will be accurate. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus supplement, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following information is added to the prospectus dated May 16, 2005 and the prospectus supplements dated May 17, 2005, August 15, 2005, October 6, 2005 and November 22, 2005:

RECENT DEVELOPMENTS

On February 28, 2006, Medivation received telephonic comments from the United States Food and Drug Administration regarding our investigational new drug application (IND) filed on January 31, 2006 to begin human clinical development of Dimebon for Huntington’s disease. In the call, the FDA stated Medivation would be required to conduct additional toxicology studies prior to receiving approval to start its proposed human clinical trial. The FDA also informed Medivation that it would be sending a written comment letter shortly.

Medivation has not yet received the FDA’s comment letter or had the opportunity to discuss the IND with the FDA staff. Once it receives the letter and has the opportunity to consult with the FDA staff, Medivation will formulate a plan in consultation with the staff. Based on the information it has from FDA thus far, Medivation believes it can complete the requested studies in a few months, that its Huntington’s disease program will be delayed somewhat and, if resource reallocation is required, that its prostate cancer program may also be delayed. Medivation remains on track to report the results of its lead clinical program in Alzheimer’s disease in the third quarter of 2006, as previously disclosed.